EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE           Contact: Robert E. Evans
---------------------                    President and Chief Executive Officer
February 20, 2001                        (740) 373-3155



                        LOWER SALEM SHAREHOLDERS APPROVE
                         ACQUISITION BY PEOPLES BANCORP
          ------------------------------------------------------------

         Marietta, Ohio and Lower Salem, Ohio - Robert E. Evans, President and Chief Executive Officer of Peoples Bancorp Inc. (Nasdaq: PEBO) and Kenneth N. Koher, President and Chief Executive Officer of Lower Salem Commercial Bank ("Lower Salem Bank") of Lower Salem, Ohio, jointly announced today that at a shareholders meeting on February 13, 2001, the shareholders of Lower Salem Bank, by a margin of more than 99% of the shares represented at the meeting, approved the acquisition of Lower Salem Bank by Peoples Bancorp and its lead subsidiary, Peoples Bank.
         All other regulatory approvals have been obtained and the merger acquisition will be completed at the close of business on Friday, February 23, 2001. At that time Lower Salem Bank will begin operation as a full-service banking office of Peoples Bank. The Lower Salem location will be Peoples Bank's 40th sales office.
         "The management and client service teams are already in place, and we look forward to continuing and expanding long-lasting financial service relationships with the community members of Lower Salem and surrounding areas," said Evans.
         "The customers of Lower Salem Bank will soon have access to all of Peoples Bank's offices in the region," Evans continued. "We think Lower Salem's customers will find our blend of community-minded service, technology, and product offerings from loans to insurance, beneficial to their financial needs."
         The expected aggregate value of the transaction is $2.4 million, or approximately $946,000 in cash and 87,600 shares of Peoples Bancorp stock at a value of $16.594 per share (the average of the mean between the closing high bid and low asked price of Peoples Bancorp shares as reported on Nasdaq for the 20 consecutive trading days immediately preceding February 13, 2001.)
         At December 31, 2000, Lower Salem Bank had total assets of $23 million, total loans of $18 million, and total deposits of $18 million.
         Peoples Bancorp Inc., a diversified financial services company with $1.1 billion in assets, offers a complete line of banking, investment, and insurance solutions through Peoples Bank's 39 offices and 27 ATM's in Ohio, West Virginia, and Kentucky. Peoples Bancorp's common stock is traded on the NASDAQ exchange under the symbol PEBO. Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection, Peoples Bank's internet banking product, at www.peoplesbancorp.com.

                                 END OF RELEASE